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                                                                    Exhibit 99.1

                                                 [LOGO OF FISHER COMMUNICATIONS]

FOR IMMEDIATE RELEASE

CONTACT:     Christopher G. Wheeler of Fisher Communications, Inc.  206-404-6784

FISHER COMMUNICATIONS ANNOUNCES DIVIDEND, BYLAW ADMENDMENTS, AND BOARD
                                  RESIGNATIONS

SEATTLE, WASHINGTON--September 12, 2001--Fisher Communications, Inc. (NASDAQ:
FSCI) announced that its Board of Directors today declared a dividend of $.26 per share, payable December 7, 2001 to shareholders of record on November 23, 2001.

Fisher's Board of Directors also approved an amendment to the company's bylaws that sets forth specific deadlines and procedures company shareholders must follow regarding matters to be considered at shareholder meetings. The company will file the amended bylaws as part of a Form 8-K with the Securities Exchange Commission, which can be accessed at the SEC's website: www.sec.gov.
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In other company business, George D. Fisher and William O. Fisher resigned from the Board of Directors of the Company, effective September 7, 2001. Fisher's President and CEO, William W. Krippaehne Jr. stated, "The Company greatly appreciates the service that George Fisher and Bill Fisher provided as members of the Company's Board of Directors."

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located in the Northwest and Southeast, and its 26 radio stations broadcast in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production and distribution business, as well as Fisher Pathways, a satellite and fiber transmission provider. Fisher also specializes in the design and operation of innovative commercial properties, of which Fisher Plaza is the prime example.

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